Exhibit 21.1

SUBSIDIARIES OF UNITED INSURANCE HOLDINGS CORP.

United Insurance Management, L.C. (incorporated in Florida)

United Property & Casualty Insurance Company (incorporated in Florida)

Skyway Claims Services, LLC (incorporated in Florida)

UPC Re (incorporated in the Cayman Islands)